Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of November 27, 2017, by and among Peregrine Pharmaceuticals, Inc. (the “Company”) and the entities and natural persons listed on Exhibit A hereto (collectively, the “Ronin Group”) (each of the Company, on the one hand, and the Ronin Group, on the other hand, a “Party” to this Agreement, and collectively, the “Parties”).

Recitals

Whereas, the Company and the Ronin Group have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;

Whereas, the Ronin Group is deemed to Beneficially Own (as defined below) shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 4,325,889 shares (including an aggregate of 152,497 shares of Common Stock that may be acquired upon the conversion of an aggregate of 128,099 shares of the Company’s 10.50% Series E Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”)), or approximately 9.6%, of the Common Stock issued and outstanding on the date of this Agreement;

Whereas, the Company’s 2017 Annual Meeting of Stockholders is scheduled to be held on January 18, 2018 (including any adjournment or postponement thereof, the “2017 Annual Meeting”); and

Whereas, the Company and the Ronin Group have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”), certain matters related to the 2017 Annual Meeting and certain other matters, in each case as provided in this Agreement.

Now, Therefore, in consideration of the foregoing promises, terms and conditions, and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Board Matters; Board Appointments; 2017 Annual Meeting and 2018 Annual Meeting.

(a)               The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to: (i) accept the resignations from the Board and each of its committees of each of Stephen W. King, Carlton M. Johnson, Jr., Eric S. Swartz and David H. Pohl; (ii) appoint to the Board each of Richard B. Hancock (“Hancock”), Gregory P. Sargen (“Sargen”) and Joel McComb (“McComb” and together with Hancock and Sargen, the “Ronin Appointees”) and Joseph Carleone, Ph.D. (“Carleone”); (iii) nominate the Ronin Appointees and Carleone for consideration by the Company’s stockholders for reelection to the Board at the 2017 Annual Meeting, each to serve until the 2018 annual meeting of stockholders of the Company (the “2018 Annual Meeting”) or until his earlier death, resignation, disqualification or removal; (iv) recommend that the Company’s stockholders vote, and solicit proxies, in favor of the election of the Ronin Appointees and Carleone at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Company at the 2017 Annual Meeting, (v) nominate such number of Ronin Appointees (with the specific Ronin Appointee(s) to be nominated by the Company to be determined by the Company in its sole and absolute discretion) for consideration by the Company’s stockholders for reelection to the Board at the 2018 Annual Meeting, each to serve until the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”) or until his earlier death, resignation, disqualification or removal, as is equal to the quotient obtained by dividing (A) the number of authorized number of directors of the Company, minus one, by (B) two (such Ronin Appointees, the “Ronin 2018 Appointees”); and (vi) recommend that the Company’s stockholders vote, and solicit proxies, in favor of the election of the Ronin 2018 Appointees at the 2018 Annual Meeting in the same manner as for the other nominees nominated by the Company at the 2018 Annual Meeting. For the avoidance of doubt, in addition to the Ronin Appointees and Carleone, the Company shall also nominate Roger J. Lias, Ph.D., Mark R. Bamforth and Patrick D. Walsh for reelection by the stockholders of the Company at the 2017 Annual Meeting.

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(b)               Upon the execution of this Agreement, the Ronin Group irrevocably withdraws (i) that certain letter from Ronin Trading, LLC to the Company, dated July 12, 2017, nominating directors to the Board, as supplemented by those certain letters dated August 3, 2017, October 9, 2017, October 25, 2017 and October 26, 2017 (collectively, as so supplemented, the “Nomination Letter”), and (ii) those certain letters dated July 14, 2017 and July 19, 2017, where the Ronin Group requested to inspect certain of the Company’s books and records pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “Books and Records Letters”); and further agrees not to: (A) nominate any person for election at the 2017 Annual Meeting and at any subsequent stockholder meeting during the Standstill Period (as defined below); (B) submit, directly or indirectly, any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting or any subsequent stockholder meeting during the Standstill Period; (C) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign with respect to the 2017 Annual Meeting or any subsequent stockholder meeting during the Standstill Period; or (D) permit any of its Affiliates or Associates to take any of the actions specified in the foregoing clauses (A)-(C). The Ronin Group further agrees that it will not, directly or indirectly, publicly or privately, encourage or support any other stockholder or person to take any of the actions described in this Section 1(b).

(c)               The Ronin Group agrees: (i) to be present for quorum purposes at the 2017 Annual Meeting and any subsequent stockholder meeting during the Standstill Period and any adjournments and postponements thereof; and (ii) to vote all shares of Common Stock Beneficially Owned by it: (A) in accordance with the Board’s recommendations with respect to nominees to the Board, (B) against stockholder nominations for director which are not approved and recommended by the Board, and (C) in accordance with the Board’s recommendations with respect to any other matter presented to stockholders of the Company for consideration, in each case at the 2017 Annual Meeting and any adjournments and postponements thereof and any subsequent stockholder meeting during the Standstill Period and any adjournments and postponements thereof; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election or removal of directors), the Ronin Group shall be permitted to vote in accordance with ISS’s or Glass Lewis’ recommendation; provided, further, that the Ronin Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company. For purposes of this Agreement, the terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”).

(d)               Prior to any Ronin Appointee’s (or his or her replacement director, if applicable) appointment to the Board, the Ronin Group shall cause the Ronin Appointees (or their replacement directors, if applicable) to provide a signed agreement to the effect that the Ronin Appointees (i) consent to serve as a director of the Company, if elected, and to be included in the Company’s proxy statement and proxy card for the 2017 Annual Meeting, and (ii) agree to be bound by all policies, procedures, codes, standards and guidelines applicable to members of the Board. Prior to any Ronin 2018 Appointee’s (or his or her replacement director, if applicable) appointment to the Board, the Ronin Group shall cause the Ronin 2018 Appointees (or their replacement directors, if applicable) to provide a signed agreement to the effect that the Ronin 2018 Appointees (A) consent to serve as a director of the Company, if elected, and to be included in the Company’s proxy statement and proxy card for the 2018 Annual Meeting, and (B) agree to be bound by all policies, procedures, codes, standards and guidelines applicable to members of the Board.

(e)               The Company agrees that if any Ronin Appointee is unable to serve as a director, resigns as a director or is removed as a director during the Standstill Period, so long as the Ronin Group has not breached the terms of this Agreement, the Ronin Group shall have the ability to recommend to the Nominating Committee of the Board (the “Nominating Committee”) a substitute person(s) to fill the resulting vacancy; provided that any substitute person recommended by the Ronin Group must: (i) qualify as “independent” pursuant to the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”); (ii) have relevant financial and business experience to fill the resulting vacancy, as determined by the Nominating Committee; (iii) execute and deliver to the Company an agreement consistent with the first sentence of Section 1(d); (iv) execute and deliver to the Company a Director Confidentiality Agreement (as defined below); (v) have no agreements, arrangements or understandings (whether compensatory or otherwise) with the Ronin Group or its Affiliates; and (vi) be approved by the Nominating Committee, after exercising its good faith customary due diligence process and fiduciary duties, including, without limitation, a review of a director and officer questionnaire executed by the substitute, a background check and conducting interviews. In the event the Nominating Committee does not approve a substitute person recommended by the Ronin Group, the Ronin Group shall have the right to recommend additional substitute person(s) for consideration by the Nominating Committee. Upon the approval of a replacement director nominee by the Nominating Committee, the Board will take such actions as necessary to appoint such replacement director to the Board no later than ten (10) business days after the Nominating Committee recommendation of such replacement director.

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(f)                The Ronin Group hereby agrees to cause each of the Ronin Appointees (and any replacement director, if applicable) to (i) execute and deliver to the Company a Confidentiality Agreement in the form attached hereto as Exhibit B (the “Director Confidentiality Agreement”), (ii) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, and (iii) complete the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including a representation agreement) required by the Company in connection with the election of Board members.

(g)               The Ronin Group agrees that, during the Standstill Period, it will not enter into any agreement, arrangement or understanding (whether compensatory or otherwise) with any of the Ronin Appointees (or any replacement director, if applicable) (excluding, for the avoidance of doubt, any agreement, arrangement or understanding that was entered into prior to the date of this Agreement and disclosed to the Company in the Nomination Letter).

(h)               The Ronin Group agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(i)                 The Ronin Group acknowledges and agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse any of the Ronin Appointees from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (i) the exercise of any of the Company’s rights of enforcement of any of the obligations under this Agreement, (ii) any action taken in response to actions taken or proposed by the Ronin Group or its Affiliates or Associates with respect to the Company, or (iii) any proposed transaction between the Company and the Ronin Group or its Affiliates or Associates.

2.	Standstill Provisions.

(a)               The Ronin Group agrees that, from the period commencing on the date of this Agreement and ending on the date that is thirty (30) calendar days after the date of the 2018 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner (including, without limitation, by directing, requesting or suggesting that any other person do so):

(i)                        effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in:

(1)               any (A) tender or exchange offer for securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination or acquisition or disposition of assets of the Company or any of its subsidiaries, or (B) recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company or any of its subsidiaries; provided, however, that this clause shall not preclude the tender by the Ronin Group of any securities of the Company into any tender or exchange offer, or vote with respect to any extraordinary transaction approved by the Board or in accordance with Section 1(c); or

(2)               any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) or consents to vote (whether or not related to the election or removal of directors) with respect to any voting securities of the Company or any of its subsidiaries, or the initiation, proposal, inducement, encouragement or solicitation of stockholders of the Company for the approval of any stockholder proposals with respect to the Company, or the solicitation, advisement or influence of any person with respect to the voting of any voting securities of the Company;

(ii)                        deposit any shares of Common Stock or other voting securities of the Company in a voting trust or subject shares of Common Stock or other voting securities of the Company to a voting agreement or other agreement or arrangement with respect to the voting of such shares or securities, including, without limitation, lend any securities of the Company to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any stockholder vote or consent of the Company;

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(iii)                        encourage, influence, advise, form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act with respect to any securities of the Company or otherwise in connection with any of the foregoing (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of the Ronin Group to join the “group” following the execution of this Agreement, so long as any such Affiliate or Associate agrees to be bound by the terms and conditions of this Agreement;

(iv)                        (A) call or seek to call any meeting of stockholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of stockholders; (B) seek to have the stockholders authorize or take corporate action by written consent without a meeting, solicit any consents from stockholders or grant any consent or proxy for a consent to any third party seeking to have the stockholders authorize or take corporate action by written consent without a meeting; (C) seek, alone or in concert with others, representation on the Board; (D) seek the removal of any member of the Board; (E) conduct a referendum of stockholders; (F) present at any annual meeting or any special meeting of the Company’s stockholders; or (G) make a request or demand for a stockholder list or an inspection of Company books and records, including pursuant to any statutory right that the Ronin Group may have (in each case, except as expressly permitted by Section 1 of this Agreement);

(v)                        seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors (except as expressly permitted by Section 1 of this Agreement);

(vi)                        otherwise act, alone or in concert with others, to seek to control, change or influence the management, the Board or policies of the Company or any of its subsidiaries (except as expressly permitted by Section 1 of this Agreement);

(vii)                        seek to have the Company or any of its Affiliates or Associates waive or make amendments or modifications to its respective charter, bylaws or other applicable governing documents, or other actions that may impede or facilitate the acquisition of control of the Company, or such Company Affiliate or Associate, by any person;

(viii)                        enter into, or seek to enter into, any agreement, arrangement or understandings (whether economic, compensatory, pecuniary or otherwise) with any member of the Board, including any Ronin Appointee;

(ix)                        institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than (A) to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Ronin Group, or (C) the exercise of statutory appraisal rights; provided, that the foregoing shall not prevent any member of the Ronin Group from responding to or complying with a validly issued legal process;

(x)                        disclose any intention, plan or arrangement inconsistent with the foregoing;

(xi)                        instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the Company or any of its subsidiaries with) any third party to do any of the foregoing;

(xii)                        take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this Section 2; or

(xiii)                        request that the Company or the Board or any of their respective representatives amend or waive any provision of this Section 2 (including this sentence) other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party, which the Board (excluding the Ronin Appointees) may accept or reject in its sole discretion.

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(b)               In furtherance of the foregoing, upon request of the Company, the Ronin Group shall promptly notify the Company of the number of shares of Common Stock Beneficially Owned by the Ronin Group.

Notwithstanding anything to the contrary contained herein, the Ronin Group hereby acknowledges and agrees that the Board and the Company shall have no obligation to nominate any Ronin Appointee (or any replacement director, if applicable) for election at the 2019 Annual Meeting.

3.                  No Litigation. During the Standstill Period:

(a)               The Ronin Group covenants and agrees that it shall not, and shall not permit any of its Affiliates or Associates to, directly or indirectly, alone or in concert with others, threaten, encourage, pursue, solicit, initiate, commence, continue, file or assist any other person to threaten, encourage, pursue, solicit, initiate, commence, continue or file any lawsuit, claim or proceeding before any court (collectively, “Legal Proceeding”) against the Company or any of its Affiliates or Associates in respect of actions or circumstances that occurred prior to the date of this Agreement, except for any Legal Proceeding initiated to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Ronin Group or its Affiliates or Associates from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Ronin Group or any of its Affiliates or Associates; provided, further, that in the event the Ronin Group or any of its Affiliates or Associates receives such Legal Requirement, such Party shall give prompt written notice (and in no event more than three (3) calendar days after receiving such Legal Requirement) of such Legal Requirement to the Company.

(b)               The Company covenants and agrees that it shall not, and shall not permit any of its Affiliates or Associates to, directly or indirectly, alone or in concert with others, threaten encourage, pursue, solicit, initiate, commence, continue, file or assist any other person to threaten, encourage, pursue, solicit, initiate, commence, continue or file any Legal Proceeding against the Ronin Group or any of its Affiliates or Associates in respect of actions or circumstances that occurred prior to the date of this Agreement, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Affiliates or Associates from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any of its Affiliates or Associates; provided, further, that in the event the Company or any of its Affiliates or Associates receives such Legal Requirement, the Company shall give prompt written notice (and in no event more than three (3) calendar days after receiving such Legal Requirement) of such Legal Requirement to the Ronin Group.

4.                  Representations and Warranties of the Company. The Company represents and warrants to the Ronin Group that:

(a)               The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby;

(b)               The individual signing this Agreement on behalf of the Company has the full power, right and authority to execute this Agreement on behalf of the Company;

(c)               This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and

(d)               The execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) constitute a default (or an event which with notice or lapse of time or both could constitute such a violation, conflict or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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5.                  Representations and Warranties of the Ronin Group. The Ronin Group represents and warrants to the Company that:

(a)               The Ronin Group has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby;

(b)               The individuals signing this Agreement on behalf of the Ronin Group have the full power, right and authority to execute this Agreement on behalf of the Ronin Group;

(c)               This Agreement has been duly and validly authorized, executed and delivered by the Ronin Group, constitutes a valid and binding obligation and agreement of the Ronin Group and is enforceable against the Ronin Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

(d)               The execution, delivery and performance of this Agreement by the Ronin Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Ronin Group, or (ii) constitute a default (or an event which with notice or lapse of time or both could constitute such a violation, conflict or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Ronin Group is a party or by which it is bound;

(e)               As of the date of this Agreement, (i) the Ronin Group is deemed to Beneficially Own in the aggregate 4,325,889 shares of Common Stock (including an aggregate of 152,497 shares of Common Stock that may be acquired upon the conversion of an aggregate of 128,099 shares of Series E Preferred Stock), and (ii) except as otherwise disclosed in this Agreement, the Ronin Group does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to Beneficial Ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement);

(f)                Each of the Ronin Appointees (i) is “independent” under the rules of Nasdaq and Rule 10A-3 of the Exchange Act, (ii) is not an “interested person,” as defined in the Investment Company Act of 1940, as amended, of the Ronin Group and is not otherwise affiliated with and does not have any material relationship with the Ronin Group, and (iii) has no agreements, arrangements or understandings (whether compensatory or otherwise) with the Ronin Group or its Affiliates (excluding, for the avoidance of doubt, any agreement, arrangement or understanding that was entered into prior to the date of this Agreement and disclosed to the Company in the Nomination Letter).

6.                  Press Release. Within four (4) business days following the execution of this Agreement, the Company and the Ronin Group shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement, in the form attached as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor the Ronin Group shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party. During the Standstill Period, neither the Company nor the Ronin Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

7.                  Form 8-K and Schedule 13D Amendments. Within four (4) business days following the execution of this Agreement, the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement. The Ronin Group shall promptly, but in no case prior to the filing or other public release by the Company of the Press Release, prepare and file an amendment to each of the Schedule 13Ds with respect to the Company originally filed by the Ronin Group with the SEC on March 2, 2017 and April 17, 2017, each as amended through the date hereof, to report the entry into this Agreement and to amend applicable items to conform to its obligations hereunder. Such Current Report on Form 8-K and amendments to Schedule 13D shall be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and the Ronin Group.

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8.                  Termination. This Agreement shall remain in full force and effect and shall be fully binding on the Parties in accordance with the provisions hereof until the expiration of the Standstill Period. Notwithstanding the foregoing, this Section 8 and Sections 9-20 shall survive the termination or expiration of this Agreement.

9.                  Specific Performance. Each of the Ronin Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Ronin Group, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 9 is not the exclusive remedy for any violation of this Agreement. In the event a Party institutes any legal action to enforce such Party’s rights, or recover damage for breach of this Agreement, the prevailing Party or Parties in such action shall be entitled to recover from the other Party or Parties all out-of-pocket costs and expenses, including but not limited to reasonable attorney’s fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiations incurred by such prevailing Party or Parties.

10.              Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their respective best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

11.              Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by e-mail (provided that such confirmation is not automatically generated); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company:

Peregrine Pharmaceuticals, Inc.

14282 Franklin Avenue

Tustin, CA 92780

Attention: Mark R. Ziebell, Vice President, General Counsel and Corporate Secretary

E-mail: MZiebell@peregrineinc.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Attention: Jeffrey T. Hartlin, Esq.

E-mail: jeffhartlin@paulhastings.com

If to the Ronin Group or any member thereof:

Ronin Trading, LLC

350 N. Orleans Street, Suite 2N

Chicago, Illinois 60654

Attention: James Griffin

E-mail: james.griffin@ronin-capital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Steve Wolosky, Esq. and Ryan Nebel, Esq.

E-mail: swolosky@olshanlaw.com and rnebel@olshanlaw.com

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12.              Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.              Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

14.              Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and renders null, void and non-actionable any and all prior or contemporaneous agreements, promises, warranties, understandings, terms, conditions and representations, written or oral, made by the Parties, or their agents, concerning the matters covered by this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Ronin Group, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate or Associate of the Ronin Group to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Ronin Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Ronin Group. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

15.              Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of each of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The term “including” shall be deemed to mean “including without limitation” in all instances. The terms “hereof,” “herein” and “hereunder” and terms of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “will” shall be construed to have the same meaning as the term “shall.” The phrase “date hereof” will refer to the date of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

8

16.              Mutual Release and Non-Collaboration.

(a)               The Company, on the one hand, and the Ronin Group, on the other hand, on behalf of themselves and for all of their past and present affiliated, associated, related, parent and subsidiary entities, divisions, joint ventures, partnerships, successors, assigns, associated investment funds or companies, management companies, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, representatives, employees, shareholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person or entity, security holders of any such person or entity, and any other person claiming (now or in the future) through or on behalf of any of such persons or entities (collectively “Released Persons”), irrevocably and unconditionally release, settle, acquit, forever discharge, and covenant not to sue the other and all of the other Party’s Released Persons, from any and all causes of action, claims, liabilities, actions, rights, judgments, obligations, guarantees, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties, fees, and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, claimed or unclaimed, asserted or unasserted, fixed or contingent, accrued or unaccrued, past or present, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction (the “Claims”), that have arisen, could have arisen, arise now, or hereafter may arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, arising out of, relating to, or in connection with in any way to: (i) the appointment of the Ronin Appointees to the Board, (ii) the Nomination Letter, (iii) the Books and Records Letters, (iv) the negotiation of this Agreement (including the exhibits hereto), and (v) the nomination of directors for election at the 2017 Annual Meeting (collectively, the “Released Claims”); provided that this release and waiver of Claims shall not include claims to enforce the terms of this Agreement. It is further understood and agreed that it is the desire of the Parties to fully, finally, and forever settle, compromise, and discharge any and all disputes and claims between them arising out of, or relating or connecting in any way to the Released Claims, or any similar matter or issues, whether known or unknown. Accordingly, each of the Parties, on behalf of themselves and each of their respective Released Persons, expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, and all similar laws or statutes of this or any other jurisdiction, which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b)               The Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims that the Parties do not know or suspect to exist in their favor at the time of executing the release that if known by the Parties might have affected the Parties’ settlement. The Parties acknowledge and agree that the inclusion of this Section 16 was separately bargained for and is a material term of this Agreement.

(c)               The Parties shall not voluntarily collaborate with or assist any other individual or entity in any lawsuit, claim, demand, action, or causes of action of whatever kind or nature arising out of, or relating or connecting in any way to the Released Claims against the other Parties.

9

17.              Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 17, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that in any way disparages, calls into disrepute, or otherwise defames or slanders the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their products or services, in any manner that would disparage or damage the business or reputation of such other Party, its products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), or directors (or former directors). For purposes of this Section 17, no actions taken by any director, agent, affiliate, officers or key employee or other representative of a Party in any capacity other than as a representative of, and at the direction of, such Party will be covered by this Agreement. Notwithstanding the foregoing, no Party shall be prohibited from making any factual statement as required by applicable legal process, subpoena or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.

18.              Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement or instrument as may be necessary or desirable to effectuate the purposes hereof.

19.              Fees and Expenses. Each Party shall be responsible for its own fees, costs and expenses incurred in connection with (a) the 2017 Annual Meeting, including any and all nominations and solicitation efforts in connection therewith, the Nomination Letter and the Books and Records Letters and all matters related thereto, and (b) the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Ronin Group for its actual, reasonable and documented out-of-pocket fees and expenses in connection with such matters in an amount not to exceed $75,000.

20.              Securities Laws. The Ronin Group acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person or entity who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.

10

In Witness Whereof, this Settlement Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

PEREGRINE PHARMACEUTICALS, INC.

By:	/s/ Steven W. King
Name:	Steven W. King
Title:	Chief Executive Officer

RONIN TRADING, LLC

By:	/s/ John S. Stafford, III
Name: John S. Stafford, III
Title: Manager

RONIN CAPITAL, LLC

By:	/s/ John S. Stafford, III
Name: John S. Stafford, III
Title: Manager

SWIM PARTNERS LP

By:	SW Investment Management LLC
General Partner

By:	/s/ Stephen White
Name: Stephen White
Title: Manager

SW INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen White
Name: Stephen White
Title: Manager

/s/ John S. Stafford, III
JOHN S. STAFFORD, III

/s/ Stephen White
STEPHEN WHITE

/s/ Roger Farley
ROGER FARLEY

[Signature Page to Settlement Agreement]

11

Exhibit A

The Ronin Group

RONIN TRADING, LLC

RONIN CAPITAL, LLC

SWIM PARTNERS LP

SW INVESTMENT MANAGEMENT LLC

JOHN S. STAFFORD, III

STEPHEN WHITE

ROGER FARLEY

A-1

Exhibit B

Director Confidentiality Agreement

FORM OF DIRECTOR CONFIDENTIALITY AGREEMENT

Peregrine Pharmaceuticals, Inc.

14282 Franklin Avenue

Tustin, CA 92780

November 27, 2017

[Director Name]

[Director Address]

Dear [Director Name]:

1.                  This letter agreement (this “Agreement”) shall become effective on the date hereof.  As a director of Peregrine Pharmaceuticals, Inc. (the “Company”), you will have access to confidential non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include strategic, business or financial planning information, financial results, financial projections, and forecasts, information about the deliberations of the Board of Directors or its committees as a whole or of individual members of the Board of Directors or its committees or members of the Company’s management, advice received by such parties or individuals from the Company’s attorneys, accountants, consultants or other advisors, trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you, you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or any of their respective Affiliates (as such term is defined in in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directors, officers or employees, that is furnished to you (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise), together with any notes, analyses, reports, models, forecasts, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Confidential Information”), in accordance with the provisions of this Agreement, and to take or abstain from taking the other actions hereinafter set forth. Confidential Information shall include, but is not limited to, the following:  (i) information that might be of use to competitors or harmful to the Company or its present or former customers, suppliers or strategic or joint venture partners if disclosed; (ii) information concerning the Company’s business, assets, liabilities, financial condition, financial and business forecasts, prospects and plans, personnel, competitive bids and marketing and sales programs; (iii) information concerning possible transactions between the Company and other companies, together with asset acquisitions and other transactions; (iv) information about the Company’s present or former customers, service providers or strategic or joint venture partners; (v) information that the Company’s present or former customers, service providers or strategic or joint venture partners have entrusted to the Company and all other information which the Company is under an obligation to maintain as confidential; and (vi) information concerning discussions or deliberations relating to business issues and decisions, between and among employees, officers and/or directors, including a director’s opinions or comments made during deliberations and discussions of the Board of Directors of the Company (the “Board”) or of its committees and the content, tone and direction of such deliberations and discussions.

2.                  The term “Confidential Information” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you in violation of this Agreement or any obligation of confidentiality, (ii) was within your possession on a non-confidential basis prior to its being furnished to you by or on behalf of the Company or its representatives, as evidenced by your written records, or (iii) is received from a source other than the Company or any of its representatives; provided, that in the case of each of (ii) and (iii) above, the source of such information was not believed by you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you.

B-1

3.                  You hereby agree that you will (i) keep the Confidential Information strictly confidential, and (ii) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company. You agree that you will use the Confidential Information solely for the purpose of serving on the Board and in connection with the Company’s business and not for any other purpose. Without limiting the foregoing, you agree that you will not disclose or communicate any Confidential Information to any stockholders of the Company without the prior written consent of the Company. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit you from sharing or discussing Confidential Information with any member of the senior management or the Board; provided, that the disclosure of such Confidential Information is not inconsistent with your fiduciary duties to the Company and does not involve a subject matter in which the recipient has a conflict of interest.

4.                  In the event that you or any of your representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Information, you will promptly notify (and in no event later than three (3) calendar days after receiving or becoming aware of such subpoena, legal process or other legal requirement) the Company in writing in advance by e-mail and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will cooperate as the Company reasonably requests), at its cost and expense. Following notification by you to the Company (or before such notification if prior notification is not legally permissible), you or your representatives, as the case may be, may honor a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Confidential Information if and solely to the extent that (i) you produce or disclose only that portion of the Confidential Information which your outside legal counsel of national standing advises you in writing is legally required to be so produced or disclosed and you inform the recipient of such Confidential Information of the existence of this Agreement and the confidential nature of such Confidential Information and you cooperate with the Company, at the Company’s cost and expense, if it decides to seek a protective order or other relief to prevent the disclosure of the Company Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information; or (ii) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In any such event, you and such of your representatives will use reasonable efforts to ensure that all Confidential Information and other information that is so disclosed will be accorded confidential treatment. In no event will you or any of your representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the Common Stock or other securities of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

5.                  You acknowledge that (i) neither the Company nor any of its representatives make any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (ii) neither the Company nor any of its representatives shall have any liability to you or to any of your representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

6.                  All Confidential Information shall remain the property of the Company. Neither you nor any of your representatives shall by virtue of any disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. Upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Confidential Information and use your best efforts to permanently erase or delete all electronic copies of the Confidential Information in your or any of your representatives’ possession or control (and, upon the request of the Company, shall certify to the Company that such Confidential Information has been erased or deleted, as the case may be). Upon any such request, you will not retain any copies, summaries, analyses, compilations, reports, extracts or other reproductions of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Confidential Information, in your possession or in the possession of any of your representatives or under your or their custody. Notwithstanding the return or erasure or deletion of Confidential Information, you and your representatives will continue to be bound by the obligations contained herein.

7.                  You acknowledge that the Confidential Information may constitute material non-public information under applicable federal and state securities laws, and that you shall not trade or engage in any derivative or other transaction, on the basis of such information in violation of such laws.

8.                  You hereby represent and warrant to the Company that this Agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms.

B-2

9.                  You agree that irreparable injury to the Company would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). You hereby agree that the Company will be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and you will not take action, directly or indirectly, in opposition to the Company seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 9 is not the exclusive remedy for any violation of this Agreement. In the event the Company institutes any legal action to enforce its rights, or recover damage for breach of this Agreement, if the Company prevails in such action it shall be entitled to recover from you all out-of-pocket costs and expenses, including but not limited to reasonable attorney’s fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiations incurred by the Company.

10.               This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (a) the suit, action or proceeding in such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper, or (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.               In addition to the other remedies set forth herein, you hereby agree to immediately resign from the Board in the event that the Board determines, after consultation with counsel, that you have violated the terms of this Agreement and such violation is determined by the Board to be material.

12.               This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes and renders null, void and non-actionable any and all prior or contemporaneous agreements, promises, warranties, understandings, terms, conditions and representations, written or oral, made by the parties hereto, or their agents, concerning the matters covered by this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties hereto other than those expressly set forth herein and in the Agreement. No modifications of this Agreement shall be made except in writing signed by you and an authorized representative of the Company. The obligations set forth in this Agreement, including but not limited to the confidentiality and use obligations, shall survive any resignation or removal of you from the Board. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, no provision in this Agreement shall require you to violate your fiduciary duties to the Company.

13.               If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their respective best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

14.               You may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

B-3

15.               This Agreement shall expire two (2) years from the date on you cease to be a member of the Board; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for as long as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

16.               This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties (including by means of electronic delivery or facsimile).

17.               Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of each of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The term “including” shall be deemed to mean “including without limitation” in all instances. The terms “hereof,” “herein” and “hereunder” and terms of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “will” shall be construed to have the same meaning as the term “shall.” The phrase “date hereof” will refer to the date of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

[Signature page follows]

B-4

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very Truly Yours,

PEREGRINE PHARMACEUTICALS, INC.

By: _________________________________
Name: Steven W. King
Title: Chief Executive Officer

Accepted and agreed as of the date first written above:

_____________________

[Name of Director]

B-5

Exhibit C

Press Release

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals, Ronin Trading and SW Investment Management

Announce Settlement Agreement

-- Peregrine Board Reconstituted with Four New Independent Directors --

TUSTIN, Calif. and CHICAGO, Ill., November 28, 2017 – Peregrine Pharmaceuticals, Inc. (NASDAQ:PPHM) (NASDAQ:PPHMP) (“Peregrine”) and Ronin Trading, LLC and SW Investment Management LLC (together, "Ronin/SWIM"), collectively Peregrine’s largest stockholder, today announced that they have entered into a settlement agreement (the “Agreement”) regarding the composition of Peregrine’s board of directors and certain matters related to the upcoming 2017 Annual Meeting of Stockholders scheduled for January 18, 2018.

Under the terms of the Agreement, on November 27, 2017, directors Steven W. King, Carlton M. Johnson, Jr., Eric S. Swartz and David H. Pohl each tendered his resignation, effective immediately, from Peregrine’s board of directors, and from the board of directors of its wholly-owned subsidiary, Avid Bioservices, Inc. The vacancies created by these resignations were immediately filled by three individuals who were nominated by Ronin/SWIM for election at Peregrine’s upcoming 2017 Annual Meeting of Stockholders (Richard B. Hancock, Gregory P. Sargen and Joel McComb), and one director (Joseph Carleone, Ph.D.) who is independent of Ronin/SWIM and new to Peregrine. Roger J. Lias, Ph.D., Mark R. Bamforth and Patrick D. Walsh, the remaining members of Peregrine’s and Avid’s original boards, will continue to serve in their respective roles with the company.

“We are pleased to have reached an agreement with Ronin/SWIM and believe that the addition of Messrs. Carleone, Hancock, McComb and Sargen, each with significant experience in the biomanufacturing industry, will add great value as we work to establish Avid as a leading contract development and manufacturing organization,” stated Roger J. Lias, Ph.D., President of Avid Bioservices.

Stephen White of Ronin/SWIM said, “We are pleased that we were able to reach a constructive agreement with Peregrine to reconstitute the board with new independent directors. Rick, Greg, Joel and Joe bring important experience, expertise and perspectives to Peregrine, and we are confident that they, together with Roger, Mark and Pat, will be able to successfully lead the company forward and deliver value for stockholders.”

As part of the Agreement, Ronin/SWIM, which collectively beneficially owns 9.6% of Peregrine’s outstanding shares of common stock, withdrew its nomination of six candidates for election to Peregrine’s board of directors at the upcoming 2017 Annual Meeting of Stockholders and has agreed to certain standstill restrictions until the date that is thirty calendar days after the 2018 Annual Meeting of Stockholders. Peregrine has also agreed to re-nominate a number of Ronin/SWIM’s appointees at the 2018 Annual Meeting of Stockholders.

The complete Agreement will be included as an exhibit to the company’s current report on Form 8-K, which will be filed with the Securities and Exchange Commission.

C-1

New Directors

•	Joseph Carleone, Ph.D. (independent appointee): Dr. Carleone is Chairman of the Board of AMPAC Fine Chemicals LLC, a leading manufacturer of pharmaceutical active ingredients. Prior to this position, Dr. Carleone was President, Chief Executive Officer and director of American Pacific Corporation, a leading custom manufacturer of fine and specialty chemicals and propulsion products. Dr. Carleone has also served or currently serves as an officer and/or a director of several directly or indirectly wholly-owned subsidiaries of American Pacific Corporation. Dr. Carleone received his bachelor’s degree in Mechanical Engineering from Drexel University, Philadelphia, Pennsylvania, in 1968; his master’s degree in Applied Mechanics from Drexel University in 1970; and his doctorate degree in Applied Mechanics from Drexel University in 1972.

•	Richard B. Hancock (Ronin/SWIM appointee): Richard (Rick) B. Hancock has worked in the biologic CDMO industry for over 30 years in various operational and executive roles, serving most recently as President and CEO of Althea Technologies, Inc., a large molecule CDMO producing a wide range of biologics, vaccines and parenteral products. In addition to Althea, Mr. Hancock has held senior management positions at The Immune Response Corporation, and Hybritech Inc. (now part of Eli Lilly & Company), and he is currently the Chairman of the Board and Executive Director of Argonaut Manufacturing Services, Inc., a CDMO focused on the biotechnology and life sciences industries. Mr. Hancock received a BA in Microbiology from Miami University.

•	Joel McComb (Ronin/SWIM appointee): Joel McComb is the CEO, Chairman and Co-Founder of BioSpyder Technologies, Inc. Prior to BioSpyder, Mr. McComb served as Senior Vice President and General Manager of Illumina, Inc., President of GE Healthcare’s Life Sciences and Discovery Systems division, and President of GE Healthcare’s Interventional Medicine division. Prior to GE Healthcare, Mr. McComb was the President, CEO and a director of Innovadyne Technologies, Inc., and held various positions at Beckman Coulter, Inc., and Charles River Laboratories (at the time a division of Bausch & Lomb Inc.) where he was a National Business Manager for the company’s monoclonal antibody CDMO division. Mr. McComb earned a Bachelor of Science degree in Genetics from the University of California, Davis and an MBA from Golden Gate University.

•	Gregory P. Sargen (Ronin/SWIM appointee): Gregory P. Sargen currently serves as Executive Vice President – Corporate Development and Strategy of Cambrex Corporation (NYSE:CBM) (“Cambrex”), a global manufacturer and provider of services to life sciences companies. Prior to his current role, Mr. Sargen served as Executive Vice President and Chief Financial Officer of Cambrex. Prior to Cambrex, Mr. Sargen served as Vice President of Finance – Chemicals Manufacturing Division of Fisher Scientific International Inc. (n/k/a Thermo Fisher Scientific Inc.) (NYSE:TMO), and held positions with Merck & Co., Inc. (NYSE:MRK), Heat and Control, Inc. and Deloitte & Touche LLP. Mr. Sargen is a Certified Public Accountant (non-practicing) and holds an MBA in Finance from The Wharton School of the University of Pennsylvania and a B.S. in Accounting from Pennsylvania State University.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a company transitioning from an R&D focused business to a pure play contract development and manufacturing organization (CDMO). Peregrine's in-house CDMO services, including cGMP manufacturing and development capabilities, are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com).

Peregrine is pursuing licensing or selling its proprietary R&D assets, including its lead immunotherapy candidate, bavituximab, which is currently being evaluated in clinical trials in combination with immune stimulating therapies for the treatment of various cancers.  For more information, please visit www.peregrineinc.com.

About Avid Bioservices, Inc.

Avid Bioservices, a wholly owned subsidiary of Peregrine Pharmaceuticals, provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With over 20 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. For more information about Avid, please visit www.avidbio.com.

About Ronin Trading, LLC

Ronin Trading, LLC and its affiliate Ronin Capital, LLC are global, multi-strategy proprietary trading firms.

About SW Investment Management LLC

SW Investment Management LLC is an investment adviser based in Chicago.

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